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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A
                                 (Amendment No. 3)

                    Under the Securities Exchange Act of 1934


                           U.S. Physical Therapy, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    90337L108
                                 (CUSIP Number)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [ ]      Rule 13d-1(c)
                  [X]      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 90337L108                                                  Page 2 of 6
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1.       NAME OF REPORTING PERSON
         J. Livingston Kosberg

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Not Applicable

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                      (a) [ ]
                                      (b) [ ]
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3.       SEC USE ONLY


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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
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NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER
         238,200
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6.       SHARED VOTING POWER

         0
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7.       SOLE DISPOSITIVE POWER

         238,200
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8.       SHARED DISPOSITIVE POWER

         0
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         238,200
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         under 5.00%
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12.      TYPE OF REPORTING PERSON*

         IN
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CUSIP No. 90337L108                                                  Page 3 of 6
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Item 1(a)      Name of Issuer:

               U.S. Physical Therapy, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               1300 West Sam Houston Parkway South, Suite 300
               Houston, Texas 77042

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Item 2(a)      Name of Person Filing:

               J. Livingston Kosberg, an individual
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Item 2(b)      Address of Principal Business Office:

               3040 Post Oak Blvd., Suite 770
               Houston, Texas 77056
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Item 2(c)      Citizenship:

               Mr. Kosberg is a citizen of the United States of America.
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Item 2(d)      Title of Class of Securities:

               Common Stock
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Item 2(e)      CUSIP Number:

               90337L108
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CUSIP No. 90337L108                                                  Page 4 of 6
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Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         (a)  [ ]     Broker or Dealer registered under Section 15 of the Act.

         (b)  [ ]     Bank as defined in Section 3(a)(6) of the Act.

         (c)  [ ]     Insurance Company as defined in Section 3(a)(19) of the
                      Act.

         (d)  [ ]     Investment Company registered under Section 8 of the
                      Investment Company Act.

         (e)  [ ]     An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(D);

         (f)  [ ]     An employee benefit plan endowment fund in accordance with
                      Rule 13d-1(b)(1)(ii)(F);

         (g)  [ ]     A parent holding company or control person in accordance
                      with Rule 13d-1(b)(ii)(G);

         (h)  [ ]     A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

         (i)  [ ]     A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                             [ ]

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Item 4(a)      Amounts Beneficially Owned:

               238,200
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Item 4(b)      Percent of Class:

               under 5%
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CUSIP No. 90337L108                                                  Page 5 of 6
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Item 4(c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

          (ii)  shared power to vote or to direct the vote:

          (iii) sole power to dispose or to direct the disposition of:

          (iv)  shared power to dispose or to direct the disposition of :

Item 5    Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8    Identification and Classification of Members of the Group:

                  Not Applicable

Item 9    Notice of Dissolution of Group:

                  Not Applicable

Item 10   Certification:

                  Not Applicable

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CUSIP No. 90337L108                                                  Page 6 of 6
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                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated: May 28, 2004




                                                     /S/ J. Livingston Kosberg
                                                     -------------------------
                                                     J. LIVINGSTON KOSBERG